                                                                    Exhibit 10.4
                                                                    ------------

                               LICENSE AGREEMENT

     THIS AGREEMENT, made and entered into this 20th day of October, 1991 (the Effective Date) and amended as of the 10th day of August, 1993 by and between the University of Kentucky Research Foundation, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky and having its principal office at Lexington, Kentucky, U.S.A. (hereinafter referred to as UKRF), and Control Delivery Systems, Inc., a corporation duly organized under the laws of Delaware and having its principal office at Hamden, Connecticut, USA, successor by merger to Control Delivery Systems, Inc., a Kentucky corporation (hereinafter referred to as LICENSEE).

                                   WITNESSETH
                                   ----------

     WHEREAS, UKRF is the owner of certain "Patent Rights" (as later defined herein) relating to sustained release drug delivery devices, and has the right to grant licenses under said Patent Rights; and

     WHEREAS, UKRF desires to have the Patent Rights utilized in the public interest and is willing to grant a 1icense thereunder; and

     WHEREAS, LICENSEE. has represented to UKRF, to induce UKRF to enter into this Agreement, that it shall commit itself to a program of exploiting the Patent Rights to the end that public utilization shall result therefrom; and

     WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article 1 -   Definitions
-------------------------
     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Affiliate" shall mean any corporation, or other entity controlling, controlled by or under common control with an entity. For such purpose "control" shall mean the ownership, directly or indirectly, of 50% or more of the voting stock of a corporate entity, or of 50% or more of the beneficial interest of an entity other than a corporation.

1.2 "LICENSEE" shall mean control Deliver Systems, Inc., a Delaware corporation, and any subsidiary of Control Delivery Systems Inc.

1.3 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by Control Delivery Systems, Inc.

1.4 "Patent Rights" shall mean United States Patent Application Serial Number 07/658,695 and any corresponding Foreign Patent Applications and any continuations, continuations-in-part, divisions, reissues or extensions of the foregoing and any patents issuing from any of the foregoing.

1.5 "Licensed Product(s)" shall mean a sustained release drug delivery system the manufacture, use or sale of which would, in the absence of a license, infringe a claim contained in the Patent Rights.

1.6 "Licensed Process(es)" shall mean the process or processes of using a Licensed Product which use would, in the absence of a license, infringe a claim contained in the Patent Rights.

Article 2 - Grant
-----------------

2.1 UKRF hereby grants to LICENSEE an exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Product(s) or Licensed Process(es) under the Patent Rights to the full end of the tern or terms for which the Patent Rights are granted unless sooner terminated as hereinafter provided.

2.2 In order to establish a period of exclusivity for LICENSEE, UKRF hereby agrees that it shall not grant any other license to make, have made, use, lease and sell the Licensed Product(s) and/or Licensed Process(es) during the period of time commencing with the Effective Date of this Agreement and terminating with the full end of the tern or terms for which the Patent Rights are issued, unless sooner terminated as hereinafter provided.

2.3 LICENSEE shall have the right to sublicense worldwide any of the rights, privileges and license granted hereunder.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


2.4 LICENSEE agrees that any sublicenses granted by it shall be subject to the terms and conditions of this Agreement. LICENSEE further agrees to attach copies of this Agreement to all sublicense agreements.

2.5 LICENSEE agrees to forward to UKRF a copy of any and all fully executed sublicense agreements, and further agrees to forward to UKRF annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

Article 3 - Due Diligence
-------------------------

     LICENSEE shall use its best efforts, to the extent commercially reasonable, to exploit commercially the Licensed Product(s) and/or Licensed Process(es). LICENSEE shall not be deemed to have violated the requirement of this Article 3 by sublicensing or assigning this License or any rights thereunder to one or more sublicensees or assignees to exploit the Patent Rights.

Article 4 - Royalties
---------------------

4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to UKRF in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

     (a) A license issue fee of $5,000.00 Dollars, which said license issue fee shall be deemed earned and due immediately upon the execution of this Agreement, and receipt of which is hereby acknowledged.

     (b) A royalty in an amount of [*] of the Net Sales Price of the Licensed Product(s) or Licensed Process(es) used, leased or sold by or for LICENSEE or its sublicensees in the United States.

     (c) A royalty in an amount of [*] of the Net Sales Price of the Licensed Product(s) or Licensed Process(es) used, leased or sold by or for LICENSEE or its sublicensees outside of the United States.

4.2 As used herein, the phrase "Net Sales Price" shall mean the amount invoiced for sale, lease and other disposition of the Licensed Product(s) or Licensed Process(es) by Licensee or its sublicensees (but not amounts invoiced to Affiliates of LICENSEE or its sublicensees) less the sum of the following (to the extent not already reflected in the amount invoiced):

     (a) Discounts, uncollectible debt and wholesale chargebacks allowed and taken in amounts customary in the trade;

     (b) Import, export, excise, sales or use taxes, tariffs or duties directly imposed and with reference to particular sales;

     (c)  Outbound transportation prepaid or allowed;

     (d) Amounts allowed or credited on returns or retroactive price reductions; and

     (e) Royalties; fees or cost of drug acquisition paid to holders of licenses or patents for drugs used in connection with the Licensed Product or Licensed Process(es).

     No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE or its sublicensees and on its or their payroll, or for cost of collections. Licensed Product(s) or Licensed Process(es) shall be considered "sold" only when billed out or invoiced to a third party and not to Affiliates of LICENSEE or its sublicensees.

4.3 No multiple royalties shall be payable because the Licensed Product(s) or Licensed Process(es), its manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement, and no additional royalty shall be payable as to a Licensed Process to the extent such process is performed using units of Licensed Product for which a royalty is paid.

4.4 Royalty payments shall be paid in United States dollars in Lexington, Kentucky, or at such other place as UKRF may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the law or regulation of any country shall at any time operate to prohibit the transfer of funds therefrom to UKRF, LICENSEE shall notify UKRF to such effect and shall have the right to pay or cause to be paid royalties hereunder on account of its sales and the sales of its Affiliates and sublicensees in such country by depositing local currency, if LICENSEE or its sublicensee were paid in local currency, to the account of UKRF in an interest-bearing account at the prevailing commercial interest rate in a bank in such country (which account and bank are reasonably acceptable to UKRF). LICENSEE shall thereafter cooperate with UKRF in UKRF's efforts to obtain the lawful release of said funds to UKRF, but shall have no further responsibility therefor.

     Any withholding taxes which LICENSEE or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalties paid to UKRF. LICENSEE shall furnish UKRF proof of payment of such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the average monthly conversion rate for the currency computed based on the conversion rates for such currency published in the Wall Street Journal for the last month of the accounting period to which such royalty payments relate.

4.5 If at any tine during the term of this Agreement, one or more competitors introduce in any country a product that competes with a Licensed Product and uses a control delivery system substantially similar to that used in the Licensed Products, seen the parties shall promptly negotiate an equitable adjustment to the royalty rate on Net Sales of such Licensed Product in that country. In determining the appropriate royalty adjustment under this Section 4.5, the parties shall take into account the extent to which royalties have been adjusted as to the same Licensed Product in the same country pursuant to the provisions of Section 8.9.

Article 5 - Records and Reports
-------------------------------

5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to UKRF by way of royalty as aforesaid. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting date shall be open upon reasonable advance notice, for five years following the end of the calendar year to which they pertain, to the inspection of the UKRF Internal Audit Division and/or an independent certified public accountant retained by UKRF and/or a certified public accountant employed by UKRF, for the purpose of verifying

     LICENSEE's royalty statement or compliance in other respects with this Agreement, provided that such audits shall not be conducted more frequently than annually and shall be conducted in a manner that does not unreasonably interfere with LICENSEE's business. Those auditing shall agree to hold the information confidential consistent with applicable law.

5.2 During the terms of this Agreement and for so long thereafter as is required to report royalties payable hereunder, LICENSEE or its sublicensees shall deliver to UKRF within 60 days after March 31, June 30, September 30, and December 31 of each year a report, showing total billings for each Licensed Product, deductions from Net Sales, total royalties due and any credits permissible pursuant to this Agreement. Simultaneously with the delivery of each such report, LICENSEE shall pay or cause to be paid to UKRF the royalty payments due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported.

Article 6 - Patent Rights and Prosecution
-----------------------------------------

6.1 UKRF shall maintain during the term of this Agreement the United States Patent Rights as set forth herein. The prosecution and maintenance of all United States Patent Rights and Applications shall be the primary responsibility of UKRF; provided, however, LICENSEE shall have reasonable opportunities to advise UKRF and shall cooperate with UKRF in such prosecution and/or maintenance, and provided further that LICENSEE, or any sublicensee may, but shall not be obligated to, prosecute and maintain the United States Patent Rights and applications with the consent of UKRF, provided that the costs of any such prosecution and maintenance may be deducted by LICENSEE from royalties due hereunder.

6.2 Payment of all fees and costs relating to the prosecution and maintenance of the existing United States Patent Rights set forth herein or additional domestic filings under the Patent Rights shall be responsibility of UKRF.

6.3 LICENSEE shall have the right, at LICENSEE's expense, to select countries for the filing, soliciting and prosecution of foreign patent applications relating to the Patent Rights. Such foreign patent applications shall be filed in the name of UKRF and patent ownership shall remain with UKRF.

6.4 UKRF shall at all times during the life of Patent Rights provide LICENSEE in a timely manner with copies of all material notices and correspondence from governmental departments, agencies and courts pertaining to matters covered in such patents or patent applications, including but not limited to notices of tax and maintenance payments due.

6.5 In the event UKRF shall at any time while this Agreement is in effect be compelled by applicable law to issue licenses to other licensees for the Licensed Products under the Patent Rights, UKRF shall inform LICENSEE of the order compelling any such licenses and shall renegotiate the terms of this Agreement covering royalties and other payments required thereunder only with respect to the country or countries wherein such compulsory licenses have been ordered so that the renegotiated royalty and payment terms shall be no less favorable to LICENSEE than those granted to any third party under any such compulsory license.

Article 7 - Termination
-----------------------

7.1 If LICENSEE shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this Agreement shall automatically terminate.

7.2 Should LICENSEE fail in its payment to UKRF of royalties due in accordance with the terms of this Agreement, UKRF shall have the right to serve notice upon LICENSEE by certified mail at the address designated in Article 13 hereof, of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless LICENSEE shall pay to UKRF, within the thirty (30) day period, if LICENSEE shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

7.3 Upon any material breach of default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1 and 7.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 7.3, UKRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice by certified mail to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of UKRF's notice of termination.

7.4 LICENSEE shall have the right to terminate this Agreement at any time on three (3) months' notice by certified mail to UKRF.

7.5 UKRF shall also deliver any notices hereunder to any sublicensee to whom LICENSEE notifies UKRF to deliver such notices.

7.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and/or any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UKRF the royalties thereon and shall submit the reports on the sales of Licensed Products as required by Article 5 hereof.

Article 8 - Infringement
------------------------

8.1 LICENSEE and UKRF shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party of any patents within the Patent Rights and provide such other with any available information relating to such alleged infringement.

8.2 During the term of this Agreement, UKRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement of the Patent Rights and, in the furtherance of such right, LICENSEE hereby agrees that UKRF may join LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by UKRF shall be borne by UKRF, and UKRF shall keep any recovery or damages for past infringement derived therefrom.

8.3 If within l20 days after having been notified of any alleged infringement, UKRF shall have been unsuccessful in persuading the alleged infringer to desist from the infringing activities and shall not have brought and shall not be diligently prosecuting an infringement action, or if UKRF shall notify LICENSEE at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense such infringement of the Patent Rights, and LICENSEE may, for such purposes, use the name of UKRF as party plaintiff.

8.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise due UKRF hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any un-reimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of UKRF for any royalties past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be retained by LICENSEE and shall constitute Net Sales hereunder.

8.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against LICENSEE, UKRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.6 In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent reasonable, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, and the party maintaining the litigation shall reimburse the other party against any order for costs that may be made against such other party in such proceedings. Should UKRF or Licensee commence a suit under the foregoing provisions and thereafter elect to abandon the same, the abandoning party shall give timely, written notice to the other party, which, at its option, may chose to continue the prosecution of such suit, with the expenses and recovery being allocated as provided in Section 8.2, 8.3 or 8.4 hereof.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


8.7 LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights for future infringements.

8.8 In any patent litigation pursuant to this Article 8, the party maintaining the litigation shall consult with the other party on material aspects of the litigation and shall select counsel to which the other party has no reasonable objection. No settlement, consent judgment or other voluntary final disposition of any such litigation may be entered into without the consent of the other party, which consent shall not unreasonably be withheld or delayed.

8.9 If, during the term of this Agreement, any third party (other than an Affiliate of a party) claims that LICENSEE'S making, using or selling of Licensed Products hereunder infringes on a third-party patent based upon claims that dominate claims in the Licensed Patent Rights, within 120 days after notice by LICENSEE, UKRF shall either (i) procure for LICENSEE the rights to exercise all rights licensed under this Agreement without any additional payment therefor by LICENSEE, or (ii) advise LICENSEE that it elects not to procure such rights itself. If UKRF does not procure such rights within such 120-day period after notice of such claim by LICENSEE, LICENSEE shall have the right, but not the obligation, to procure such rights itself and offset one-half of any royalty payments hereunder by the amount paid by LICENSEE for such third-party rights, provided that the offset under this provision shall not be used to reduce the royalty payment in any period by more than [*] of Net Sales, and any amount remaining to be offset from any period shall be carried forward until offset against royalties for future periods.

Article 9 - Product Liability
-----------------------------

9.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend anti hold UKRF and/or the University of Kentucky, its trustees, officers, employees and Affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder, except to the extent such loss results from the negligence or nonperformance by UKRF of its contractual obligations hereunder.

9.2 If LICENSEE produces, manufactures or sells any Licensed Product (s) or Licensed Process(es), it shall provide UKRF upon request evidence of reasonable product liability insurance covering liabilities from the manufacture, sale and use of the Licensed Product(s) or Licensed Process(es).

9.3 If LICENSEE sublicenses any of the rights, privileges and licenses granted hereunder, LICENSEE shall require the sublicensee to provide evidence of such product liability insurance, upon request.

Article 10 - Assignment
-----------------------

     LICENSEE bay assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder. LICENSEE shall give UKRF thirty (30) days prior notice of such assignment and transfer and if UKRF raises no reasonable objection to such assignment or transfer, in writing within thirty (30) days after the giving of such notice and stating the reasons for such objection, then UKRF shall be deemed to have approved such assignment or transfer; provided, however, UKRF shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE as used herein shall mean such assignee or transferee. If LICENSEE shall sell or otherwise assign the license granted hereby and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions shall not have been agreed upon within sixty (60) days of such sale or transfer, UKRF shall have the right to terminate this Agreement.

Article 11 - No Use of Names
----------------------------

     LICENSEE shall not use the name of the University of Kentucky nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from UKRF in each case except that LICENSEE may state that it is licensed by UKRF under one or more of the patents and/or applications comprising the Patent Rights.

Article 12 - Export Controls
----------------------------

     It is understood that UKRF is subject to United States lairs and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control

Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. UKRF neither represents that a license shall be required nor that, if required, shall be issued.

Article 13 - Payments, Notices and Other Communications
-------------------------------------------------------

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of UKRF:      University of Kentucky
                          Research Foundation
                          Room 207, Administration Building
                          Lexington, Kentucky 40506-0032

In the case of LICENSEE:  Control Delivery Systems, Inc.
                          2702 Whitney Avenue
                          Hamden, Connecticut 06518

Article 14 - Miscellaneous Provisions
-------------------------------------

14.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Kentucky, U.S.A., except that questions affecting the construction and effect any patent shall be determined by the laws of the country in which the patent was granted.

14.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

14.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

14.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth above.

CONTROL DELIVERY SYSTEMS, INC.      University of Kentucky
                                    Research Foundation


By:  /s/ Vincent C. Manopoli        By:  /s/ L.J. Magid
     -----------------------             --------------


Title:  President            Title:  Vice President for Research
        ---------                    ----------------------------
                                     and Graduate Studies and
                                     Executive Director of UKRF

   Chiron Vision Corporation            Control Delivery Systems, Inc.
   9342 Jeroalmo Road                   2702 Whitney Avenue
   Irvine, California 92718             Hamden, Connecticut 06518

                                April 13, 1995

University of Kentucky Research Foundation
Room 207, Administration Building
Lexington, Kentucky 40506-0032

    Re: License Agreement dated October 20, 1991, as amended August 10, 1993 by and between the University of Kentucky Research Foundation and Control Delivery Systems, Inc.

Gentlemen:

    Chiron Vision Corporation ("Chiron") is a party to a License and Development Agreement with Control Delivery Systems, Inc. ("CDS") relating to intravitrial implants (the "CDS License Agreement") under which Chiron has certain license rights arising from the License Agreement between CDS and the University of Kentucky Research Foundation ("UKRF") (the "UKRF License Agreement"). In order to facilitate Chiron's consummation of arrangements to commercialize the intravitrial implant, it is necessary that various rights under the UKRF License Agreement be amended.

    In addition and in light of the foregoing, we ask that you agree with Chiron as follows:

    1. In the event that UKRF knows of any basis to restrict or terminate the UKRF License Agreement, it shall give immediate notice thereof to Chiron and Chiron shall have reasonable opportunity to cure any breach by CDS of the UKRF License Agreement.

    2. In the event that the UKRF Agreement License is to be terminated, whether by action of UKRF or CDS, UKRF shall promptly notify Chiron and, if Chiron so elects, UKRF shall enter into a new agreement directly with Chiron granting to Chiron all the rights granted to CDS under the UKRF License Agreement.

    3. Notwithstanding Article 8 of the UKRF Agreement, in the event of any alleged infringement of a Licensed Product of Chiron, Chiron shall have the first right to prosecute such infringement, as set forth in the attached Amendment No. 2 to the CDS License Agreement, and in the event of a declaratory judgment action alleging invalidity or non-infringement involving any Licensed Product of Chiron, Chiron shall have the first right to defend such action.

April 13, 1995
Page 2

    In order to evidence your agreement with paragraphs 1 - 3 above, please execute the counterpart of this letter and return it to us.

                             Very truly yours,

                             CHIRON VISION CORPORATION


                             William Link, President



                             CONTROL DELIVERY SYSTEMS, INC.

                             By:  Paul Ashton
                                  -------------------------
                             Its: President
                                  -------------------------

Agreed to this 13th day of April 1995

UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION

By:  /s/ Illegible
     ------------------------------
Its: Vice President for Research
     ------------------------------
     and Graduate Studies
     ------------------------------